EXECUTION VERSION

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of April 3, 2014 (this “Limited Guarantee”), by Mr. Yuchuan Liu (the “Chairman”), Morgan Stanley Private Equity Asia IV Holdings Limited (“MSPEA”) and Zhongyu Gas Holdings Limited (the “Investor”, and, together with the Chairman and MSPEA, the “Guarantors” and each, a “Guarantor”) in favor of Sino Gas International Holdings, Inc., a Utah corporation (the “Guaranteed Party”). Capitalized terms used but not defined in this Limited Guarantee shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

1.          GUARANTEE. (a)          To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Guaranteed Party, Prosperity Gas Holdings Limited, a Cayman Islands exempted company with limited liability (“Parent”) and Merger Sub Gas Holdings Inc., a Utah corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party, each Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, severally but not jointly nor jointly and severally, the due and punctual performance and discharge of all of the payment obligations of Parent with respect to the payment of the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement (the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall a Guarantor’s aggregate liability under this Limited Guarantee exceed such Guarantor’s respective percentage, as set forth opposite its name on Annex A hereto, of US$1,992,302 less any amount actually paid by Parent and/or Merger Sub to the Guaranteed Party in respect of the Obligations (the “Maximum Amount”). No Guarantor shall have any obligations or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein.

(b)          Subject to the terms and conditions of this Limited Guarantee, if Parent fails to pay the Obligations when due, then all of the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall become immediately due and payable and the Guaranteed Party may, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect such Obligations from the Guarantors (subject to each Guarantor’s Maximum Amount). The Guaranteed Party acknowledges that the Guarantors shall not have any obligations or liabilities to any Person relating to, arising out of or in connection with this Guarantee other than as expressly set forth herein.

2.          NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. This is an unconditional guarantee of payment and not of collectability. Each Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations, other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived herein.

3.           CERTAIN WAIVERS. Each Guarantor agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the corporate existence, structure or ownership of Parent, Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (d) the existence of any claim, set-off or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (e) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of any person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligations (x) that are available to Parent or Merger Sub under the Merger Agreement, (y) in respect of a breach by the Guaranteed Party of this Limited Guarantee or (z) in respect of fraud or willful misconduct of the Guaranteed Party or any of its Affiliates in connection with the Merger Agreement), including, without limitation, any event, condition or circumstance that might be construed to constitute, an equitable or legal discharge of such Guarantor’s obligations hereunder. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause all of its Related Persons (as defined below) not to institute, any proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party (as defined below), except for claims against the Guarantors under this Limited Guarantee (subject to the limitations contained herein). The Guaranteed Party hereby agrees that to the extent Parent or Merger Sub is relieved of all or any portion of its payment obligations under the Merger Agreement, each Guarantor shall be similarly relieved of its corresponding obligations under this Limited Guarantee.

4.           NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5.           REPRESENTATIONS AND WARRANTIES. Each Guarantor (other than, in the case of the representation and warranties contained in Sections 5(a) and 5(b)(i), the Chairman) hereby represents and warrants to the Guaranteed Party that:

(a)          such Guarantor is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization;

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(b)          the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene (i) any provision of such Guarantor’s charter documents, partnership agreement, operating agreement or similar organizational documents or (ii) any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c)          all consents, approvals, authorizations and permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required from such Guarantor in connection with the execution, delivery or performance of this Limited Guarantee;

(d)          this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(e)           (i) each Guarantor is solvent and shall not be rendered insolvent as a result of its execution and delivery of this Limited Guarantee or the performance of its obligations hereunder, (ii) each Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and (iii) all funds necessary for each Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.           NO ASSIGNMENT. Neither the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except by operation of Law) without the prior written consent of the other party hereto; provided, however, that each Guarantor may assign all or a portion of its obligations hereunder, with prior written notice to the Guaranteed Party accompanied by a guarantee in the form identical to this Limited Guarantee duly executed and delivered by the assignee, to an Affiliate or to an entity managed or advised by an Affiliate of such Guarantor; provided, further, that no such assignment shall relieve such Guarantor of any liability or obligations hereunder except to the extent actually performed or satisfied by the assignee.

7.           NOTICES. All notices, requests and other communications to any party hereunder shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Chairman, to:

c/o No. 18 Zhong Guan Cun Dong St.
Haidian District
Beijing 100083, PRC

Attention:	Yuchuan Liu
Facsimile:	86-10-82600042

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with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
Unit 1802, Azia Centre, 1233 Lujiazui Ring Road
Shanghai 200120, PRC

Attention:	Laura Luo
Facsimile:	+86 (21) 5298-5262

E-mail: lluo@winston.com

if to MSPEA, to:

Morgan Stanley Private Equity Asia IV Holdings Limited
Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands

with a copy (which shall not constitute notice) to:

c/o Morgan Stanley Asia Limited
40th Floor, International Commerce Centre
1 Austin Road West

Kowloon, Hong Kong

Attention:	Kingsley Chan
Facsimile:	+852 3407 9855

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC

Attention:	Peter X. Huang
Facsimile:	+86 10 6535 5577

E-mail: Peter.Huang@skadden.com

if to the Investor, to:

Zhongyu Gas Holdings Limited
Units 04-06, 28/F

China Merchants Tower

168 Connaught Road Central

Hong Kong

Attention:	Daniel Lui
Facsimile:	+852 2295 1228
E-mail:	daniellui@zhongyugas.com

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with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton (Hong Kong)
37th Floor, Hysan Place

500 Hennessy Road

Causeway Bay, Hong Kong

Attention:	Freeman Chan
Facsimile:	+852 2160 1012
E-mail:	fchan@cgsh.com

or to such other address or facsimile number as the Guarantor shall have notified the Guaranteed Party in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement. All notices to the Guaranteed Party hereunder shall be given as set forth in the Merger Agreement.

8.           CONTINUING GUARANTEE. This Limited Guarantee will terminate, and be of no further force or effect, upon the earlier of (i) the Effective Time, and (ii) the date that is six (6) months following the date of the termination of the Merger Agreement in accordance with its terms; provided, that if the Guaranteed Party has made a claim under this Limited Guarantee prior to such date of termination, this Limited Guarantee shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 13 hereof. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its controlled Affiliates asserts in any litigation or other proceeding that any provision of this Limited Guarantee limiting each Guarantor’s liability to the Maximum Amount is illegal, invalid or unenforceable in whole or in part or that the Guarantors are liable in excess of or to a greater extent than the Maximum Amount, or asserts any theory of liability against any Non-Recourse Party or, other than its rights to recover from the Guarantors with respect to the Obligations, the Guarantors, Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement, then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, (y) if a Guarantor has previously made any payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments and (z) neither the Guarantors nor any Non-Recourse Party shall have any liability to the Guaranteed Party with respect to the Merger Agreement and the transactions contemplated thereby, the Equity Financing or under this Limited Guarantee.

9.           NO RECOURSE.

(a)          The Guaranteed Party acknowledges and agrees that neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no person (other than the Guarantors and any permitted assignees thereof) has any obligations under this Limited Guarantee and that, notwithstanding that the Guarantors may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of the Guarantors, Merger Sub or Parent, or any former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, members, or Affiliates of any of the foregoing, excluding however any such persons that constitute a Guarantor hereunder or an assignee thereof (each of the excluded parties, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate (or limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except in each case for its right to recover from the Guarantors and any permitted assignees under and to the extent provided in this Limited Guarantee and subject to the limitations set forth herein.

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(b)          Recourse against the Guarantors and their permitted assignees under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Related Persons against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Financing or the transactions contemplated thereby. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Guaranteed Party under the Merger Agreement or otherwise or give or shall be construed to confer or give to any person other than the Guaranteed Party any rights or remedies against any person, except as expressly set forth in this Limited Guarantee.

(c)          For the purposes of this Limited Guarantee, pursuit of a claim against a person by the Guaranteed Party or any Related Person of the Guarantee Party shall be deemed to be pursuit of a claim by the Guaranteed Party. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such second person, adds such second person to an existing legal proceeding or otherwise asserts a legal claim of any nature against such second person.

(d)          For the purposes of this Limited Guarantee, the term “Related Person” shall mean any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of a person or any former, current or future director, officer, agent, employee, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, but shall not include Parent, Merger Sub or any of their controlled Affiliates.

10.         RELEASE. By its execution of this Limited Guarantee, the Guaranteed Party hereby covenants and agrees that (a) neither the Guaranteed Party nor any of its Related Persons, and the Guaranteed Party agrees to the maximum extent permitted by Law, none of its officers, directors, security holders or representatives, has or shall have any right of recovery against any Guarantor or any Non-Recourse Party under the Merger Agreement, or the transactions contemplated thereby or otherwise relating thereto, and to the extent that it has or obtains any such right it, to the maximum extent permitted by Law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, each Guarantor and each Non-Recourse Party from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement or the transactions contemplated thereby or hereby, whether by or through attempted piercing of the corporate (limited partnership or limited liability company) veil, by or through a claim by or on behalf of Parent, Merger Sub or any other person against any Non-Recourse Party, or otherwise under any theory of Law or equity (the “Released Claims”), other than (i) claims against Parent and Merger Sub under the Merger Agreement and (ii) claims against the Guarantors and their permitted assignees pursuant to this Limited Guarantee (subject to the limitations set forth herein) and (b) recourse against the Guarantors and their permitted assignees under this Limited Guarantee (subject to the limitations set forth herein) shall be the sole and exclusive remedy of the Guaranteed Party against the Guarantors or any Non-Recourse Party (other than Parent and Merger Sub) with respect to the Released Claims.

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11.         AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.         ENTIRE AGREEMENT. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantors or any of their respective Affiliates on the one hand, and the Guaranteed Party or any of its Affiliates on the other hand.

13.         GOVERNING LAW; SUBMISSION TO JURISDICTION. This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Limited Guarantee shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the New York State Supreme Court Commercial Division in and for New York County, New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any of the above named courts for the purpose of any Action arising under the Laws of the State of New York out of or relating to this Limited Guarantee brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Limited Guarantee or the transactions contemplated by this Limited Guarantee may not be enforced in or by any of the above named courts.

14.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

15.         NO THIRD PARTY BENEFICIARIES. Except for the rights of Non-Recourse Parties provided hereunder, the parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee and the Merger Agreement, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

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16.         COUNTERPARTS. This Limited Guarantee may be signed in any number of counterparts and may be executed and delivered by facsimile or in .pdf form, and each counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

17.         SEVERABILITY. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; provided, however, that this Limited Guarantee may not be enforced against any Guarantor without giving effect to the Maximum Amount of such Guarantor or the provisions set forth in Sections 3, 9 and 10. No party hereto shall assert, and each party shall cause its respective Related Persons not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable. Upon a determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

18.         HEADINGS. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Mr. Yuchuan Liu

By:	Yuchuan Liu

Morgan Stanley Private Equity Asia IV Holdings Limited

By:	/s/Samantha Jennifer Cooper
	Name:	Samantha Jennifer Cooper
	Title:	Alternative Director to Alan K. Jones

ZHONGYU GAS HOLDINGS LIMITED

By:	/s/ Lui Siu Keung
	Name:	Lui Siu Keung
	Title:	Director

Accepted and Agreed to:

SINO GAS INTERNATIONAL HOLDINGS, INC.

By:		Robert I. Adler
	Name:	Chairman of the Special Committee
Title:

[Signature Page to Limited Guarantee]

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Annex A

Guarantor	Percentage of Obligations
Chairman	11.3%
MSPEA	38.7%
Investor	50.0%
Total	100%